Exhibit 15.3

iTV MEDIA INC.

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014

iTV MEDIA INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Consolidated Financial Statements
Independent Auditors’ Reports	1 – 4
Consolidated Balance Sheets as of December 31, 2016 and 2015	5
Consolidated Statements of Operations and Comprehensive Loss for the Years Ended December 31, 2016, 2015 and 2014	6
Consolidated Statements of Shareholders’ Equity for the Years Ended December 31, 2016, 2015 and 2014	7
Consolidated Statements of Cash Flows for the Years Ended December 31, 2016, 2015 and 2014	8
Notes to the Consolidated Financial Statements for the Years Ended December 31, 2016, 2015 and 2014	9 – 45

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors

iTV Media Inc.

We have audited the accompanying consolidated financial statements of iTV Media Inc. and its subsidiaries (the “Group”), which comprise the consolidated balance sheets as of December 31, 2015, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of iTV Media Inc. and its subsidiaries as of December 31, 2015, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of matter regarding going concern

The accompanying consolidated financial statements have been prepared assuming that the Group will continue as a going concern. As discussed in Note 2 to the financial statements, the Group incurred a net loss of RMB 86,143,341 during the year ended December 31, 2015, and as of that date, the Group’s current liabilities exceeded its current assets by RMB 60,540,145 and its total liabilities exceeded its total assets by RMB 298,278,949. Management has stated that there is substantial doubt about the Group’s ability to continue as a going concern.  Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

GRANT THORNTON

Shanghai, People’s Republic of China

Date: November 14, 2017

Independent Auditor’s Report

To the Board of Directors of iTV Media Inc.:

We have audited the accompanying consolidated statements of operations and comprehensive loss, of shareholders’ deficit and of cash flows of iTV Media Inc. and its subsidiaries (collectively, the “Group”) for the year ended December 31, 2014.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audit. We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the accompanying consolidated statements of operations and comprehensive loss, of shareholder’s deficit and of cash flows for the year ended December 31, 2014 present fairly, in all material respects, the results of operations and cash flows of iTV Media Inc. and its subsidiaries for the year ended December 31, 2014, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The Group has history of operating losses and has negative working capital and an accumulated deficit as of December 31, 2014.  The accompanying consolidated financial statements have been prepared assuming that the Group will continue as a going concern based on the continuing financial support to iTV Media Inc. provided by a related party as described in Note 2 to the consolidated financial statements.

PricewaterhouseCoopers Zhong Tian LLP
Shanghai, People’s Republic of China

June 30, 2015

iTV MEDIA INC.

CONSOLIDATED BALANCE SHEETS

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

		As of
	Note	December 31, 2016 (Unaudited)	As of December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents		4,325,963	1,948,449
Accounts receivable, net of allowances for doubtful accounts of RMB 3,111,765 as of December 31, 2016 and RMB 2,220,921 as of December 31, 2015	4	9,219,330	10,109,029
Prepaid expenses and other current assets	5	14,630,688	5,128,658
Total current assets		28,175,981	17,186,136

Non-current assets:
Property and equipment, net	6	23,482,069	29,221,266
Intangible assets, net	8	736,804	775,517
Other non-current assets		1,135,156	1,445,750
Total non-current assets		25,354,029	31,442,533

Total assets		53,530,010	48,628,669

LIABILITIES
Current liabilities:
Accounts and notes payable		13,614,784	19,019,672
Accruals and other liabilities	9	23,258,545	9,335,828
Due to related parties	15	21,133,687	21,298,481
Current portion of long-term loan from related parties	10	30,836,115	28,064,534
Taxes payable		91,661	7,766
Convertible bonds	11	306,699,169	—
Total current liabilities		395,633,961	77,726,281

Non-Current liabilities:
Convertible bonds		—	269,181,337
Total non-current liabilities		—	269,181,337

Total liabilities		395,633,961	346,907,618

MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SHARES:
Series A mandatorily redeemable convertible preferred shares, US$0.0001 par value; 9,600,000 shares authorized, issued and outstanding as of December 31, 2016 and 2015 (Liquidation value: US$ 20,000,000 as of December 31, 2016 and 2015)	12	156,557,700	156,557,700
Total mandatorily redeemable convertible preferred shares		156,557,700	156,557,700

SHAREHOLDERS’ EQUITY
Ordinary shares (US$0.0001 par value; 22,000,000 shares authorized, 10,000,000 shares issued and outstanding as of December 31, 2016, and 2015)	13	6,826	6,826
Additional paid-in capital	13	455,612	455,612
Accumulated other comprehensive loss		(30,076,085)	(13,599,599)
Accumulated deficit		(431,862,727)	(403,902,163)
Total iTV Media Inc. shareholders’ equity		(461,476,374)	(417,039,324)

Non-controlling interests		(37,185,277)	(37,797,325)
Total shareholders’ equity		(498,661,651)	(454,836,649)

Total liabilities, mandatorily redeemable convertible preferred shares and shareholders’ equity		53,530,010	48,628,669

The accompanying notes are an integral part of these consolidated financial statements.

iTVMEDIA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

		Year ended
	Note	December 31, 2016 (Unaudited)	Year ended December 31, 2015	Year ended December 31, 2014

Revenues		52,754,068	52,945,951	45,869,226

Cost of revenues		(24,742,273)	(48,608,185)	(46,590,622)
Gross profit (loss)		28,011,795	4,337,766	(721,396)

Operating expenses:
General and administrative		(20,345,186)	(30,868,753)	(43,252,626)
Product research and development		(16,701,309)	(19,894,230)	(20,012,983)
Sales and marketing		(1,320,356)	(3,561,888)	(7,537,956)
Impairment of goodwill	7	—	(2,225,000)	(3,284,000)
Total operating expenses		(38,366,851)	(56,549,871)	(74,087,565)

Loss from operations		(10,355,056)	(52,212,105)	(74,808,961)

Interest and financing costs		(14,827,815)	(33,873,325)	(20,125,754)
Other gains/(expenses), net		265,508	(57,911)	(179,360)
Loss before income taxes		(24,917,363)	(86,143,341)	(95,114,075)

Income tax expense	14	(38,879)	—	—
Net loss		(24,956,242)	(86,143,341)	(95,114,075)

Net (loss)/income attributable to non-controlling interests		(3,004,322)	10,736,851	10,604,932
Net loss attributable to iTV Media Inc.		(27,960,564)	(75,406,490)	(84,509,143)
Net loss		(24,956,242)	(86,143,341)	(95,114,075)
Other comprehensive loss, net of tax
Foreign currency translation adjustment		(18,868,760)	(7,070,183)	(3,279,798)
Comprehensive loss		(43,825,002)	(93,213,524)	(98,393,873)

Comprehensive (income)/loss attributable to non-controlling interests		(612,048)	10,389,479	9,917,333
Comprehensive loss attributable to iTV Media Inc.		(44,437,050)	(82,824,045)	(88,476,540)

The accompanying notes are an integral part of these consolidated financial statements.

iTVMEDIA INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’EQUITY

Amounts expressed in Renminbi (“RMB”), unless otherwise stated (Except for share amounts)

				Accumulated
			Additional	other			Total
	Ordinary shares		paid-in	comprehensive	Accumulated	Non-	shareholders’
	Shares	Amount	capital	loss	deficit	Controlling interests	deficit

BALANCE AS OF JANUARY 1, 2014	10,000,000	6,826	455,612	(2,214,647)	(243,986,530)	(17,490,513)	(263,229,252)
Foreign currency translation adjustment	—	—	—	(3,967,397)	—	687,599	(3,279,798)
Net loss	—	—	—	—	(84,509,143)	(10,604,932)	(95,114,075)
BALANCE AS OF DECEMBER 31, 2014	10,000,000	6,826	455,612	(6,182,044)	(328,495,673)	(27,407,846)	(361,623,125)
Foreign currency translation adjustment	—	—	—	(7,417,555)	—	347,372	(7,070,183)
Net loss	—	—	—	—	(75,406,490)	(10,736,851)	(86,143,341)
BALANCE AS OF DECEMBER 31, 2015	10,000,000	6,826	455,612	(13,599,599)	(403,902,163)	(37,797,325)	(454,836,649)
Foreign currency translation adjustment (Unaudited)	—	—	—	(16,476,486)	—	(2,392,274)	(18,868,760)
Net loss (Unaudited)	—	—	—	—	(27,960,564)	3,004,322	(24,956,242)
BALANCE AS OF DECEMBER 31, 2016 (Unaudited)	10,000,000	6,826	455,612	(30,076,085)	(431,862,727)	(37,185,277)	(498,661,651)

The accompanying notes are an integral part of these consolidated financial statements.

iTVMEDIA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

		Year ended
	Note	December 31, 2016 (Unaudited)	Year ended December 31, 2015	Year ended December 31, 2014

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss		(24,956,242)	(86,143,341)	(95,114,075)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation of property and equipment	6	22,551,384	30,206,500	30,574,558
Amortization of intangible assets	8	83,819	480,309	449,448
Impairment of long-lived assets	6, 8	—	1,177,600	—
Impairment of goodwill	7	—	2,225,000	3,284,000
Impairment of deferred tax assets	5	—	1,309,996	—
Bad debt expense	4, 5	956,844	2,314,191	604,548
Accrued interest	10, 11	37,955,566	25,900,764	14,439,258
Loss from write-off of property and equipment		—	1,373	565,852
Changes in operating assets and liabilities:
Accounts receivable		889,699	(1,997,073)	(7,767,136)
Prepaid expenses and other assets		(8,698,699)	1,363,652	(1,136,039)
Accounts and notes payable		(5,404,887)	15,350,652	9,496,636
Taxes payable		83,895	(196,498)	(59,274)
Accruals and other liabilities		13,922,718	(912,555)	13,698,438
Net cash provided by (used in) operating activities		37,384,097	(8,919,430)	(30,963,786)

CASH FLOWS FROM INVESTING ACTIVITIES
Change in restricted cash		—	2,929,108	98,217
Purchase of property and equipment		(16,812,187)	(175,251)	(22,668,207)
Purchase of long-term assets		—	(786,413)	—
Purchase of intangible assets	8	(537,843)	(13,110)	(226,696)
Cash paid for acquisition, net of cash acquired		—	(202,236)	—
Net cash provided by (used in) investing activities		(17,350,030)	1,752,098	(22,796,686)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash received from long-term loan from related parties	10	—	5,660,442	20,665,114

Net cash provided by financing activities		—	5,660,442	20,665,114

Effects of foreign exchange rate changes on cash and cash equivalents		(17,656,553)	(3,364,959)	1,904,891

NET (DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS		2,377,514	(4,871,849)	(31,190,467)

Cash and cash equivalents at beginning of the year		1,948,449	6,820,298	38,010,765
Cash and cash equivalents at end of the year		4,325,963	1,948,449	6,820,298

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING
ACTIVITIES
Accrual related to purchase of property, plant and equipment		—	—	(4,174,910)

The accompanying notes are an integral part of these consolidated financial statements.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

1.      ORGANIZATION AND NATURE OF OPERATIONS

iTV Media Inc. (“the Group”) was incorporated under the laws of the British Virgin Islands on April 1, 2010, as an exempted company with limited liability. The Group was formerly known as Stage Smart Limited and changed its name to iTV Media Inc. on January 11, 2011.

The Group and its subsidiaries engage in internet TV business by providing video programming services to retail consumer video platforms. As of December 31, 2016, 2015 and 2014, the primary operations are conducted in China and Thailand. The accompanying consolidated financial statements include the financial statements of the Group, its subsidiaries, its variable interest entities (“VIEs” or “VIE subsidiaries”) and VIEs’ subsidiaries (collectively, the “Group”) as follows:

Name of subsidiaries	Place of incorporation	Date of incorporation/ acquisition	Relationship	Principal activities

UiTV Media (HK) Ltd. (“iTV HK”) (previously known as iTV Media (HK) Ltd.)	Hong Kong	May 27, 2010	Wholly-owned subsidiary	Providing general and administrative services, Set-top boxes (“STBs”) rental, content distribution and treasury

iTV Media Technology (Beijing) Ltd. (“iTV BJ”)	Beijing, People’s Republic of China (“PRC”)	September 17, 2010	Wholly-owned subsidiary	Providing support services to ME Television Co., Ltd. (“MeTV”) and iTV.cn Inc.

iTV Media (TH) Ltd.(“iTV TH”)	Hong Kong	June 18, 2013	65%-owned subsidiary	Providing internet TV services to TOT Public Company Limited’s (“TOT”) subscribers in Thailand

ME Television Co., Ltd. (“MeTV”)	Thailand	June 14, 2011	Wholly-owned subsidiary of iTV TH	Providing internet TV services to TOT subscribers in Thailand

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

1.      ORGANIZATION AND NATURE OF OPERATIONS (CONTINUED)

Name of subsidiaries	Place of incorporation	Date of incorporation/ acquisition	Relationship	Principal activities

UiTV Media Inc.	Canada	October10, 2013	Wholly-owned subsidiary	Providing Chinese content via internet TV services to Canada subscribers

iTV.cn Inc.	The United States of America (the “U.S.”)	February 1, 2011	Wholly-owned subsidiary	Providing Chinese content via internet TV services to the U.S. and Canada subscribers

UiTV Corporation Ltd. (“UiTV”)	Beijing, PRC	July 30, 2013	VIE	Providing exhibition, telecommunication and internet TV services in China

Beijing LHDS Advertising Ltd. (“LHDS”)	Beijing, PRC	July 30, 2013	VIE’s wholly- owned subsidiary	Providing advertising service in China

ME Advertising Co., Ltd. (“MeA”)	Thailand	June 14, 2014	Wholly-owned subsidiary of MeTV	Providing advertising service in Thailand

ME Broadcasting Co., Ltd. (“MeB”)	Thailand	June 14, 2014	Wholly-owned subsidiary of MeTV	Providing exhibition telecommunication service in Thailand

Digital Entertainment Co., Ltd. (“DEC”)	Thailand	November 4, 2014	Wholly-owned subsidiary of MeTV	Providing internetTV services to CAT Telecom’s subscribers in Thailand

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)        Basis of presentation and liquidity

The consolidated financial statements of the Group have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for the years presented.

The Group incurred a net loss of RMB 24,956,242 (unaudited) during the year ended December 31, 2016.  As of December 31, 2016, the Group had an accumulated deficit of RMB 431,862,727 (unaudited) and a working capital deficiency of RMB 367,457,980 (unaudited).

As a result of the continuing losses and cash outflows, the Group has obtained a support letter from UTStarcom Holdings Corp. (“UTStarcom”), the preferred shares holder and the convertible bond holder of the Group, and deemed to provide an additional investment at fair market price to support the continuing operations of the Group so as to enable it to meet its liabilities as they fall due and carry on its business for the next twelve months from the date of this report, if the current controlling shareholder of the Group is willing to amend certain provisions of the articles of incorporation that will allow UTStarcom, based on its current shareholdings, to obtain control of the Group. In addition, management is seeking additional financing from other private and institutional investors to support the on-going operations of the Group.

Management of the Group has agreed to accept the terms of the additional funding offer provided by UTStarcom and, in the case of the Group having difficulty in meeting its liabilities as they fall due and carrying on its business as a going concern such that it must obtain additional funding from UTStarcom, it will undertake to amend the terms of its Articles of Incorporation such that UTStarcom would obtain control of the Group.

The accompanying consolidated financial statements have been prepared assuming that the Group will continue as a going concern.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(b)        Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period.

Significant accounting estimates reflected in the Group’s consolidated financial statements mainly include, but are not limited to, revenue recognition, fair value of share-based compensation, allowance for doubtful accounts, useful lives of intangible assets and property and equipment, impairment of goodwill and long-lived assets, valuation of deferred tax assets, as well as accounting and valuation of mandatorily redeemable convertible preferred shares.   Actual results could differ from these estimates.

(c)         Principles of consolidation

The consolidated financial statements include the financial statements of the Group, its subsidiaries, its VIEs and VIEs’ subsidiaries. All significant transactions and balances between the Group, its subsidiaries and VIE subsidiaries have been eliminated upon consolidation.

A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power; has the power to appoint or remove the majority of the members of the board of directors (the “Board”); to cast majority of votes at the meeting of the Board or to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

A VIE is an entity in which the Company, or its subsidiary, through contractual arrangements, bears the risks of, and enjoys the rewards normally associated with, ownership of the entity, and therefore the Company or its subsidiary is the primary beneficiary of the entity.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(c)         Principles of consolidation (continued)

VIE Arrangements with UiTV

On July 30, 2013, the Group gained control of UiTV Corporation (“UiTV”), which provides exhibition, internet information and communication services and its subsidiary Beijing LHDS Advertising Ltd., which provides advertising services, through contractual arrangements.

Under current Chinese regulations, there are restrictions on the percentage of ownership foreign or foreign-invested companies may have in Chinese companies providing value-added telecommunications services in China, which include the provision of Internet content, online games and wireless value-added services. In addition, the operation by foreign or foreign-invested companies of advertising businesses in China is subject to government approval. In response to these restrictions and other Chinese rules and regulations, iTV BJ entered into a series of contractual arrangements for the provision of such services with UiTV and its subsidiary, Beijing LHDS Advertising Ltd. These companies are considered “variable interest entities” for accounting purposes, and are referred to collectively in this section as “VIEs.” The series of agreements entered between iTV BJ and the VIEs include the Exclusive Technical Support and Service Agreement; the Proxy Agreement; the Equity Interest Pledge Agreement; and the Exclusive Call Option Agreement.

Through the aforementioned agreements, iTV BJ has the power to direct the activities most significant to the economic performance of the VIEs and absorbs all, or substantially all, of the profits or losses. Under the requirements of ASC 810, the Group consolidates the financial statements of UiTV and Beijing LHDS Advertising Ltd.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(c)         Principles of consolidation (continued)

As of December 31, 2016, 2015 and 2014, the registered capital of the consolidated VIEs was RMB 100,000,000, 100,000,000 and 100,000,000, respectively.

The following condensed financial information of the Group’s consolidated VIEs is included as below:

	31-Dec-16 (Unaudited)	31-Dec-15	31-Dec-14
	RMB	RMB	RMB

Total assets	85,338	375,489	785,697
Total liabilities	2,834,532	2,148,946	1,911,998

	31-Dec-16 (Unaudited)	31-Dec-15	31-Dec-14
	RMB	RMB	RMB

Net revenue	282	1,109,143	2,381,485
Net income/(loss)	(1,610,283)	1,233,648	1,017,789

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

2.                 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(c)         Principles of consolidation (continued)

VIE Related Risks

Uncertainties in the PRC legal system could limit the Group’s ability to enforce these contractual arrangements among the VIEs and shareholders of the VIEs if PRC government authorities or courts were to find that such contracts contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons. In the event that the Group was unable to enforce these contractual arrangements, the Group would not be able to exert effective control over the affected VIEs. Consequently, the VIEs’ results of operations, assets and liabilities would not be included in the Group’s consolidated financial statements. If such were the case, the Group’s cash flows, financial position and operating performance would be materially adversely affected. The Group’s contractual arrangements with respect to its consolidated VIEs are approved and in place.

On January 19, 2015, the PRC Ministry of Commerce (“MOFCOM”) published the draft Foreign Investment Law. If enacted as proposed, the Foreign Investment Law may cause the Group’s VIEs to be deemed as entities with foreign investment and as a result the Group’s VIEs and subsidiaries in which the VIEs has direct or indirect equity ownership could become explicitly subject to the current restrictions under existing PRC law on foreign investment that engaged in an industry on the restricted industry list. If the enacted version of the foreign investment Law and the final restricted industry list mandate further actions, such as MOFCOM market entry clearance or certain restructuring of corporate structure and operations to be completed by companies with existing VIEs structure similar to the one described above, the Group will face substantial uncertainties as to whether these actions can be timely completed, or at all. As a result, the Group’s operating result and financial condition may be adversely affected.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

2.                 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(d)        Foreign currency translation

The Group’s reporting currency is the Renminbi (“RMB”). An entity’s functional currency is the currency of the primary economic environment in which it operates, normally that is the currency of the environment in which it primarily generates and expends cash. Management’s judgment is essential to determine the functional currency by assessing various indicators, such as cash flows, sales price and market, expenses, financing and intercompany transactions and arrangements. The functional currencies of the Company, iTV HK and iTV TH are US Dollars, whereas the functional currencies of the other subsidiaries are their respective local currencies.

Transactions denominated in currencies other than the respective entities’ functional currencies are re-measured into the functional currencies, in accordance with ASC 830, Foreign Currency Matters, using the exchange rates prevailing at the transaction dates. Monetary assets and liabilities denominated in foreign currencies are remeasured into functional currencies using the applicable exchange rates at the balance sheet date. Non-monetary items that are measured in terms of historical cost in foreign currency are remeasured using the exchange rates at the dates of the initial transactions. Exchange gains or losses are included in the consolidated statements of operations and comprehensive loss.

Assets and liabilities are translated to the reporting currency at the exchange rates at the balance sheet date. Income and expense items are translated using the average rate for the year. Translation adjustments are recorded in other comprehensive loss within the consolidated statements of operations and comprehensive loss.

(e)         Fair value of financial instruments

Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be either recorded or disclosed at fair value, the Group considers the principal or most advantageous market in which it would transact, and it also considers assumptions that market participants would use when pricing the asset or liability.

The accounting guidance for fair value measurement requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is as follows:

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

2.                  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(e)         Fair value of financial instruments (continued)

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Financial assets and liabilities are measured and recognized at fair value on a recurring basis and classified under the appropriate level of the fair value hierarchy. The carrying values of the Group’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, other current liabilities and long-term loan. The carrying value of the short-term financial instruments approximates their fair values due to the short-term periods between inception and maturity. The carrying value of the long-term loan approximates their fair values at December 31, 2016 and December 31, 2015 as the interest rates they bear reflect the current market yield for comparable borrowings.

(f)          Cash and cash equivalents

Cash and cash equivalents include cash on hand and demand deposits with banks, which are unrestricted as to withdrawal and use, and which have original maturities less than three months. As of December 31, 2016 and 2015, RMB 2,147,373 (unaudited) and RMB 1,289,361 of cash and cash equivalents were held by subsidiaries in China and are not covered by federal deposit insurance. China imposes currency controls on transfer of funds outside of China.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

2.                  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(g)         Accounts receivable, net

The carrying value of accounts receivable is reduced by an allowance that reflects the Group’s best estimate of the amounts that will not be collected. The Group makes estimates for the collectability of accounts receivable considering many factors including, but not limited to, reviewing delinquent accounts receivable, performing aging and customer credit analysis and analysing historical bad debt records and financial conditions of the Group’s customers resulting in their inability to make payments due to the Group.

(h)        Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment loss, if any. Property and equipment are depreciated over their estimated useful lives on a straight-line basis. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the related assets. Property and equipment have no estimated residual value.

The estimated useful lives are as follows:

Useful lives
Set Top Boxes (“STBs”) not in use	3 years
STBs installed at subscriber sites	3 years
Computer equipment and servers	3 years
Office equipment and furniture	3 years
Leasehold improvements	Shorter of the estimated useful life or lease term

The cost of maintenance and repairs is expensed as incurred. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from their respective accounts, and any gain or loss on such sale or disposal is reflected in statements of operations and comprehensive loss.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

2.                  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(i)            Goodwill

Goodwill represents the excess of the purchase price over the fair value of the identifiable net assets acquired in an acquisition. Goodwill is carried at cost and is not amortized. In accordance with ASC 350-20, Intangibles-Goodwill and Other, the Group is required to assess goodwill for impairment on an annual basis and in certain circumstances in between annual tests, and to write-down goodwill when impaired. The Group’s impairment review process compares the fair value of the reporting unit in which the goodwill resides to its carrying value. The Group has determined that there is only one reporting unit for purposes of completing its ASC 350-20 analysis.

(j)           Intangible assets

Intangible assets are carried at cost less accumulated amortization and impairment, if any. Movie copyright and other intangible assets are amortized using the straight-line method over the estimated useful lives as below:

Useful lives
iTV Domain Name	20 years
Software License	10 years
Trademark	10 years
Copyright	10 years

The estimated useful lives of amortized intangible assets are reassessed if circumstances occur that indicate the original estimated useful lives have changed.

(k)        Impairment of long-lived assets

The Group evaluates the recoverability of property and equipment, intangible assets and other non-current assets for possible impairment whenever triggering events or circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of these assets is measured by a comparison of the carrying amounts to the future undiscounted cash flows the assets are expected to generate. If such review indicates that the carrying amount of property and equipment, intangible assets and other non-current assets is not recoverable, the carrying amount of such asset is reduced to fair value.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

2.                  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(l)            Revenue recognition

Consistent with the criteria under ASC topic 605 (“ASC 605”), Revenue Recognition, the Group recognizes revenue from sales of services when there is a signed sales agreement with fixed or determinable fees, services have been provided to the customer and collection of the resulting customer’s receivable is reasonably assured.

The Group engages primarily in internet TV business by providing internet TV programming services and Set Top Box (STB) rental services to retail consumers through business partners. For the years ended December 31, 2016, 2015 and 2014, the Group provided internet TV programming services and STB rental services mainly to one customer. As of and for the years ended December 31, 2016, 2015 and 2014, revenue earned from this customer totalled RMB 41,182,976 (unaudited), RMB 40,633,603 and RMB 41,387,662 respectively, of which RMB 8,439,835 (unaudited), RMB 10,076,134 and RMB 10,185,933, respectively, was outstanding in accounts receivables. Further the Group also provides non-core services such as advertising and marketing activities, or IT consulting and technical services. The recognition of each revenue streams is as below:

Service Revenue —STB and Content. The Group has entered into an agreement with a telecommunications operator in Thailand, TOT, to provide STB rental and internet TV programming and contents service to TOT’s broadband service subscribers. The Group accounts for the revenue on a net basis as TOT is the primary obligor in the arrangement. The Group does not have a direct contractual relationship with the end subscribers and TOT has the discretion to establish the selling price for the services provided to its broadband service subscribers. Revenues for these services are recognized over the periods as the services are provided and the statements of revenues from TOT are received.

Service Revenue — Advertising and marketing. The Group recognizes revenue of advertising and marketing service over the period the related services are provided.

Service Revenue — IT consulting and technical service. The Group recognizes revenue from the provision of IT consulting and technical service over the period the related services are provided.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

2.                  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(m)         Cost of revenues

Cost of revenues consists primarily of depreciation of STBs, cost of WIFI cards, amortization of content licenses, business taxes and surcharges and related costs of operations.

The Group incurs business taxes and surcharges in connection with the provision of technical services in China. STBs are depreciated over three years and content licenses are amortized over their contract terms.

(n)             Advertising costs

The Group expenses all advertising costs as incurred. Advertising expenditures, included in sales and marketing expenses, amounted to RMB 37,705 (unaudited), RMB 232,421 and RMB 531,358 for the years ended December 31, 2016, 2015 and 2014, respectively.

(o)  Product research and development expenses

Product research and development costs are expensed as incurred.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

2.                  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(p)             Income taxes

The Group accounts for income taxes under the asset and liability method in accordance with ASC 740, Income Taxes. Deferred tax assets and liabilities are recognized for the tax consequences attributable to differences between carrying amounts of existing assets and liabilities in the financial statements and their respective tax basis, and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Group classifies the deferred tax assets which are expected to be realized over one year in noncurrent assets. Generally accepted accounting principles require that the reliability of net deferred tax assets be evaluated on an ongoing basis. A valuation allowance is recorded to reduce the net deferred tax assets to an amount that is more-likely-than-not to be realized. Accordingly, the Group considers various tax planning strategies, forecasts of future taxable income and its most recent operating results in assessing the need for a valuation allowance. A valuation allowance is recorded where it is more-likely-than-not that the loss carry-forwards and deferred tax assets will not be realized. The effect on deferred tax assets and liabilities arising from a change in tax rates is recognized in the statements of operations and comprehensive loss in the period of such change.

ASC 740 clarifies the accounting for uncertainty in income taxes recognized in the financial statements and prescribes a recognition threshold and a measurement attribute for financial statement recognition and measurement of tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement, but it prohibits any discounting of any of the related tax effects for the time value of money. The Group has elected to classify interest and penalties related to an uncertain tax position, if any and when required, as other expense.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

2.                  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(q)             Employee social security and welfare benefits

The employees of the Group are entitled to social benefits in accordance with the relevant regulations of the countries in which these companies are incorporated.

The social benefits of the employees of the Group in the PRC include medical care, welfare subsidies, unemployment insurance and pension benefits.

The Group’s other subsidiaries in Hong Kong, Thailand and United States of America are also required to pay for employee social benefits based upon certain percentages of employees’ salaries in accordance with the relevant local regulations.

Employee social benefits recorded in the accompanying consolidated financial statements amounted to RMB 3,216,268 (unaudited), RMB 4,222,607 and RMB 3,256,670 for the years ended December 31, 2016, 2015 and 2014, respectively. Monthly payments have been paid to the relevant local governments where these subsidiaries are incorporated according to prescribed bases and percentage by the relevant local authorities. When employees retire, the local governments are responsible for the benefits and ultimate pension liabilities to employees.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(r)   Comprehensive loss

The Group applies ASC 220, “Comprehensive Income”, with respect to reporting and presentation of comprehensive loss and its components in a full set of financial statements. Comprehensive loss consists of net loss and foreign currency translation adjustments in the years ended December 31, 2016, 2015 and 2014.

(s)   Profit appropriation and statutory reserves

The Group’s PRC subsidiaries are required to allocate at least 10% of their after-tax profits to a general reserve in accordance with the PRC accounting standards and regulations until the general reserve has reached 50% of the registered capital of each company. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors of the subsidiaries. These reserves can only be used for specific purposes and are not transferable to the Company in the form of loans, advances, or cash dividends.

(t)              Leases

Leases are classified at the inception date as either a capital lease or an operating lease. The Group did not enter into any material leases whereby it is the lessor for the years ended December 31, 2016, 2015 and 2014. As the lessee, a lease is a capital lease if any of the following conditions exists: a) ownership is transferred to the lessee by the end of the lease term, b) there is a bargain purchase option, c) the lease term is at least 75% of the property’s estimated remaining economic life, or d) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased property to the lessor at the inception date. A capital lease is accounted for as if there was an acquisition of an asset and an incurrence of an obligation at the inception of the lease.

All other leases are accounted for as operating leases wherein rental payments are expensed as incurred. The Group had no capital leases for the years ended December 31, 2016, 2015 and 2014. Operating lease expenses recorded in the accompanying consolidated statements of operations and comprehensive loss amounted to RMB 2,892,844 (unaudited), RMB 2,806,263 and RMB 3,306,898 for the years ended December 31, 2016, 2015 and 2014, respectively.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

3.      RECENT ACCOUNTING PRONOUNCEMENTS

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606).” The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

To achieve that core principle, an entity should apply the following steps:

•                  Step 1: Identify the contract(s) with a customer.

•                  Step 2: Identify the performance obligations in the contract.

•                  Step 3: Determine the transaction price.

•                  Step 4: Allocate the transaction price to the performance obligations in the contract.

•                  Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

As compared to existing guidance on revenue recognition, this Update will significantly enhance comparability of revenue recognition practices across entities, industries, jurisdictions, and capital markets. Because the guidance in this Update is principles-based, it can be applied to all contracts with customers regardless of industry-specific or transaction-specific fact patterns.

The guidance in this Update also improves U.S. GAAP by reducing the number of requirements to which an entity must consider in recognizing revenue. For example, before this Update an entity would have potentially considered industry- specific revenue guidance for some transactions, in addition to general revenue guidance and potentially other relevant guidance that commonly affects revenue transactions. Rather than referring to several locations for guidance, this Update provides a comprehensive framework within Topic 606. As a result of issuing this Update, the FASB concluded that over time the guidance for recognizing revenue in U.S. GAAP should be less complex than current guidance.

Additionally, the guidance requires improved disclosures to help users of financial statements better understand the nature, amount, timing, and uncertainty of revenue that is recognized. The comprehensive disclosure package will improve the understandability of revenue, which is a critical part of the analysis of an entity’s performance and prospects. Furthermore, this Update provides guidance for transactions that are not addressed comprehensively (for example, service revenue, contract modifications, and licenses of intellectual property). Finally, the guidance will apply to all entities, including nonpublic entities that previously did not have extensive guidance.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

3.      RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

Disclosures

An entity should disclose sufficient information to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. Qualitative and quantitative information is required about:

1.          Contracts with customers—including revenue and impairments recognized, disaggregation of revenue, and information about contract balances and performance obligations (including the transaction price allocated to the remaining performance obligations)

2.          Significant judgments and changes in judgments—determining the timing of satisfaction of performance obligations (over time or at a point in time), and determining the transaction price and amounts allocated to performance obligations

3.          Assets recognized from the costs to obtain or fulfill a contract.

This new standard is now effective for fiscal years, and interim periods within those years, beginning after December 15, 2017, and is to be applied retrospectively, with early adoption now permitted to the original effective date of December 15, 2016. The Group is in the preliminary stages of evaluating the impact that the standard may have upon adoption and cannot currently conclude whether or not they would be material to our financial statements and related disclosures.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

4.                   ACCOUNTS RECEIVABLE

	December 31, 2016 (unaudited)	December 31, 2015

Accounts receivable	12,331,095	12,329,950
Allowance for doubtful accounts	(3,111,765)	(2,220,921)

Account receivable, net	9,219,330	10,109,029

For the year ended December 31, 2016 and 2015, the movements of the allowance for doubtful accounts were as below:

Description	Balance at beginning of the period	Charged to expense	Balance at end of the period
Year ended December 31, 2016 (unaudited)
Allowance for doubtful accounts	2,220,921	956,844	3,111,765

Year ended December 31, 2015
Allowance for doubtful accounts	315,029	1,905,892	2,220,921

Year ended December 31, 2014
Allowance for doubtful accounts	—	315,029	315,029

For the year ended December 31, 2016, there was increase of account receivable over 180 days. The Group assessed the recoverability of those receivables and provided the allowance for doubtful accounts accordingly.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

5.                   PREPAID EXPENSES AND OTHER CURRENT ASSETS

	December 31, 2016 (unaudited)	December 31, 2015

Prepaid Taxes	4,927,742	1,952,720
Deferred cost for software integration project	1,962,585	318,691
Employee advance	638,610	1,069,948
Prepaid content cost	—	155,822
Prepaid service fee	2,986,221	—
Other receivables	724,541	261,949
Prepaid rental	157,656	179,757
Deposit	3,140,689	837,865
Prepaid other	92,644	351,906

Total	14,630,688	5,128,658

For the years ended December 31, 2016 and 2015, the Group estimated the allowance for uncollectible other receivables by RMB 1,019,866 (unaudited) and RMB 1,019,866, respectively.

For the years ended December 31, 2016, 2015 and 2014, the movements of the allowance for uncollectible other receivables were as below:

Description	Balance at beginning of the period	Charged to expenses	Balance at end of the period
Year ended December 31, 2016 (unaudited)
Allowance for uncollectible other receivables	1,019,866	—	1,019,866

Year ended December 31, 2015
Allowance for uncollectible other receivables	611,567	408,299	1,019,866

Year ended December 31, 2014
Allowance for uncollectible other receivables	322,048	289,519	611,567

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

6.                   PROPERTY AND EQUIPMENT, NET

Property and equipment and related accumulated depreciation were as follows:

	December 31, 2016 (unaudited)	December 31, 2015

STBs installed at subscriber sites	76,771,704	64,608,778
Computer equipment and servers	51,544,163	35,418,395
STBs not in use	1,164,492	12,098,056
Leasehold improvements	2,592,529	2,612,681
Office equipment and furniture	1,611,530	1,903,829
Subtotal	133,684,418	116,641,739

Less: Accumulated depreciation	(107,198,479)	(84,416,603)
Accumulated impairment	(3,003,870)	(3,003,870)

Total property and equipment, net	23,482,069	29,221,266

Depreciation expense was RMB 22,551,384 (unaudited), RMB 30,206,500 and RMB 30,574,558 for the years ended December 31, 2016, 2015 and 2014, respectively.

There were no impairment charges recorded in the years ended December 31, 2016, 2015 and 2014.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

7.      GOODWILL

On July 30, 2013, the Group completed a series of transactions to gain the control of UiTV Corporation (“UiTV”) and its subsidiary Beijing LHDS Advertising Ltd from UIM Holding Inc., an unrelated party. After this transaction, the Group acquired the business of UiTV and gained 100% voting rights of UiTV through VIEs arrangement. The total consideration of the acquisition was RMB 6,176,900 (US$ 1 million), and the Group assumed all the liabilities and potential liabilities of UiTV. The Group performed a valuation of the fair values of the designated assets to serve as a basis for allocation of the purchase price to the various accounts for financial reporting purposes in accordance ASC 805 and 350. No additional intangible asset was identified as of July 30, 2013. The Group recognized goodwill of RMB 5,509,000 for the excess of the purchase price over the estimated fair value of the identifiable net assets acquired of RMB 667,900.

Goodwill represents the expected synergies from combining operations of the Group and UiTV, and other intangible benefits that would accrue to the Group that do not qualify for separate recognition. In accordance with ASC 805, goodwill is not amortized but is tested for impairment. Goodwill impairment review is performed on an annual basis af of December 31. The Group estimates the fair value of the reporting unit using discounted cash flow analysis, and makes assumptions regarding future revenue growth rates, gross margins, working capital levels, and the terminal value of the reporting unit, amongst others. The discount rates used are pre-tax and reflect specific risks relating to the relevant cash generating units. For the year ended December 31, 2015, the Group recognized goodwill impairment of RMB 2,225,000 because of the pessimistic expectation of UiTV performance in the foreseeable future. For the year ended December 31, 2014, the Group recognized goodwill impairment of RMB 3,284,000 based on the impairment assessment performed. The impairment losses for both 2015 and 2014 resulted from a revision of long-term financial outlook and the underperformance of business of the reporting unit. Goodwill impairment is not deductible for tax purpose.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

8.      INTANGIBLE ASSETS, NET

As of December 31, 2016 and 2015, the Group’s intangible assets consisted of the following:

	31-Dec-16 (unaudited)			31-Dec-15
		Accumulated Amortization and			Accumulated Amortization and
	Gross	impairment	Net	Gross	impairment	Net

Intangible assets subject to amortization:
iTV Domain Name	713,953	(197,828)	516,125	705,700	(174,733)	530,967
Copyright	3,348,950	(3,328,480)	20,470	3,331,270	(3,325,577)	5,693
Software licenses	363,351	(174,210)	189,141	337,720	(111,571)	226,149
Trademarks	16,400	(5,332)	11,068	16,400	(3,692)	12,708

	4,442,654	(3,705,850)	736,804	4,391,090	(3,615,573)	775,517

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

8.              INTANGIBLE ASSETS, NET (CONTINUED)

The Group recorded amortization and impairment expenses of RMB 83,819 (unaudited), RMB 1,657,909 and RMB 449,448 for the years ended December 31, 2016, 2015 and 2014, respectively. As of December 31, 2016, the Group expects to record amortization expense related to intangible assets for the next five consecutive years as below:

(Unaudited)
2017	74,215
2018	62,388
2019	62,388
2020	62,388
2021	62,388
Thereafter	413,037
736,804

9.              ACCRUALS AND OTHER LIABILITIES

	December 31, 2016 (unaudited)	December 31, 2015

Other payables	16,775,095	4,275,138
Advance from customers	3,059,868	650,684
Accrued salaries and welfare	1,973,152	3,869,579
Accrued expenses	1,450,430	540,427
Total	23,258,545	9,335,828

10.       LONG-TERM LOAN

In July 2014, the Group launched a “family and friends” financing plan targeting UTStarcom, and founders and management of the Group in the form of STBs Purchase Lending Ticket (the “Plan”). Under the Plan, the Group expects to raise a total of US$4,500,000 by selling 100 tickets (each ticket is for 1,000 STBs at the cost of US$45,000) enabling the Group to purchase a total of 100,000 STBs. Repayment of each ticket starts from the 7th month after selling the ticket, and the repayment term is over 36 months. The annual loan interest rate is 18%.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

10.   LONG-TERM LOAN (CONTINUED)

As of December 31, 2016, the Group has raised RMB 30,836,115(unaudited) (equivalent US$4,455,000) through the Plan, and accrued RMB 12,679,208 (unaudited) of related interest. As of December 31, 2016, the Group failed to make payments per the terms of the Plan. As a result, the loans become callable at any time; therefore, the entire principal and associated interest balance of RMB 43,515,323 (unaudited) is classified as a current liability.

11.   CONVERTIBLE BONDS

On December 3, 2012, January 2, 2013, May 20, 2013, August 30, 2013, and November 30, 2013, the Group issued a series of convertible bonds, collectively referred to as the “Bonds” to UTStarcom HK Investment Holdings Ltd (“UTStarcom HK”) in order to raise funds for its continuing operations. The Bonds were issued with a principal amount of US$3,000,000 (phase I), US$5,000,000 (phase II), US$15,000,000 (phase III), US$5,000,000 (phase IV), US$5,555,074.16 (phase V), and US$1,788,402.60 (phase VI), respectively. Phases I to IV of the bonds were UTStarcom HK’s investment into the Group, of which cash was delivered upon the issuance of bonds. Phase V and VI of the convertible bonds were issued in exchange for the settlement of previously outstanding accounts payable and a short-term loan due to UTStarcom HK by the Group. The maturity dates for the Bonds per the initial contracts were December 31, 2014 (phase I), December 31, 2014 (phase II), May 31, 2015 (phase III), May 31, 2015 (phase IV), December 31, 2015 (phase V), and December 31, 2015 (phase VI), respectively. With the amendments entered between the Group and UTStarcom HK afterwards, the maturity dates of the convertible bonds of phase I to phase VI were extended to December 31, 2017. The interest rates for the Bonds are all 6.5% per annum, compounded annually. Accrued interest on the Bonds shall be payable on each anniversary of the date hereof. All unpaid principal, together with any then unpaid and accrued interest shall be due and payable on the earlier of (i) the Maturity Date, (ii) an Event of Default. Providing 5 business days written notice to UTStarcom HK, the Group may prepay the Bonds in whole or in part upon mutual agreement by the Group and UTStarcom HK, provided that any such prepayment will be applied first to the payment of expenses due under the Bonds, second to interest accrued on the Bonds and third, if the amount of prepayment exceeds the amount of all such expenses and accrued interest, to the payment of principal of the Bonds.

The evaluation of each Bond issuance transaction should be viewed as a single unit. The Group has accounted for the Bonds in accordance with ASC 470, as a single instrument and a portion as a current liability and the balance as a long-term liability. The value of the Bonds is measured by the cash received, or carrying value of obligations forgiven, which approximates its fair value at issuance.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

11.   CONVERTIBLE BONDS (CONTINUED)

As of December 31, 2016, the fair value of Bonds was determined to be zero because no positive cash flow is expected in the foreseeable future.

The key terms of the Bonds are as follows:

Conversion

Investor has the right, at Investor’s option, at any time prior to payment in full of the principal amount of the Bonds, to convert the outstanding principal amount of the Bonds and all accrued and unpaid interest on the Bonds into fully paid and non-assessable shares of (1) the Preference Shares issued in a qualified financing at the conversion price, if a qualified financing has completed prior to such conversion or (2) the Group’s series A Preferred Stock at a price per share equal to the adjusted conversion price. Qualified Financing is defined as a transaction or series of transactions prior to the Maturity Date pursuant to which the Group issues and sells shares of its Preference Shares for aggregate gross proceeds of at least $10,000,000 (excluding all proceeds from the incurrence of indebtedness that is converted into such Preferred Stock or otherwise cancelled in consideration for the issuance of such Preferred Stock) with the principal purpose of raising capital.  Adjusted Conversion Price is defined as a price per share equal to the lesser of (i) eighty-five percent(85%) of the price per share paid by the other purchasers of the Preference Shares sold in the Qualified Financing and (ii) the price per share of the Group’s Series A Preferred Stock was initially issued.

In accordance with ASC 815-10-15-83, the conversion option does not meet the definition of a derivative. As such, bifurcation of conversion option from the Bonds is not required.

The fair value of the underlying Preferred Shares on the issuance dates for the Bonds is less than the initial Preferred Shares issuance price of $2.08. Under ASC 815, no beneficial conversion feature (“BCF”) exists or should be bifurcated from the Bonds.

As of December 31, 2016, the convertible bonds issued and related interest accrued, totalled RMB 306,699,169 and was recorded as short-term liability.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

12.   MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SHARES

On October 16, 2010, the Group and UTStarcom Holding Corp. entered into a Series A Preference Shares Purchase Agreement (the “SPA”), pursuant to which the Group issued 9,600,000 Series A Mandatorily Redeemable Convertible Preference Shares (or “Series A Preferred Shares”) to UTStarcom Inc. at a price of US$2.08333 per share for a cash consideration of US$20,000,000. The key terms of the Group’s preference shares extracted from the SPA, the Amended and Restated Articles of Association (the “AOA”) and the Amended and Restated Memorandum of Association (the “MOA”) of the Group:

Voting Rights

Each ordinary share has one vote. Each preferred share carries a number of votes equal to the number of ordinary shares into which such preferred share could be converted into. The holders of ordinary share and preferred shares shall vote together and not as separate classes, except as otherwise specifically required by the MOA of the Group.

Dividends

The holders the Series A Preferred Shares shall be entitled to receive cumulative dividends at a rate of 8% of the Original Issue Price, when and if declared by the board of directors of the Group, payable in preference and priority to any declaration or payment of any distribution on ordinary shares of the Group.

After the declared dividends to the Series A Preferred Shares have been paid or set aside, the holders of the Series A Preferred Shares are also entitled to receive dividends on the ordinary shares on an as-converted basis.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

12.   MANDATORILY REDEEMABLE CONVERTIBLEPREFERRED SHARES (CONTINUED)

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Group, or in a Deemed Winding Up event as defined in the Amended and Restated Memorandum and Articles of Association of the Group such as change of control or sales of substantially all of the Group’s assets, each holder of Series A Preferred Shares shall be paid, prior and in preference to any payment to the holders of the ordinary shares, for the Liquidation Preference Amount, which shall be equal to the Original Issue Price (as adjusted for any recapitalizations, share splits, share dividends and similar transactions) plus all unpaid declared dividends. In the event that the assets available for distribution among the members are insufficient to pay the Preferred Shares’ Liquidation Preference Amount in full, the holders of Series A Preferred Shares shall be paid in proportion to the full Liquidation Preference Amount each such holder would otherwise be entitled to receive. After all of the holders of the Series A Preferred Shares have received their Liquidation Preference Amounts, the balance of all remaining assets available for distribution to members shall be distributed with equal priority and pro rata amongst the holders of ordinary shares and Series A Preferred Shares on an as-converted basis.

Conversion

Each Series A Preferred Share is convertible at any time, at the option of its holder, into a number of ordinary as determined by the quotient of the Original Issue Price and the then-effective conversion price. The initial conversion ratio of Series A Preferred Shares to ordinary shares shall be 1:1, subject to proportional adjustments for splits or combinations of ordinary shares. In the events that the Group declares dividends or makes distributions in the form of ordinary shares or other securities of the Group or issues additional ordinary shares or other securities at a price per share below the then-effective conversion price of the existing Series A Preferred Shares, the conversion price shall be automatically reduced by multiplying a fraction with the numerator being the number of ordinary shares issued and outstanding on a fully-diluted basis immediately prior to such event and the denominator being the total number of ordinary shares or other securities outstanding and issuable upon such event.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

12.   MANDATORILY REDEEMABLE CONVERTIBLEPREFERRED SHARES (CONTINUED)

Accounting for the Series A Preferred Shares

The Series A Preferred Shares are redeemable contingent on the occurrence of a conditional event (i.e. Deemed Winding Up Event). The Series A Preferred Shares are initially recorded at the proceeds allocated based on the relative fair value method.

The holders of Series A Preferred Shares have the ability to convert the instrument into the Group’s ordinary shares. The Group evaluated the embedded conversion option in the Series A Preferred Shares to determine if there were any embedded derivatives requiring bifurcation and to determine if there were any beneficial conversion features.

The conversion options and the mandatorily redemption options of the Series A Preferred Shares do not qualify for bifurcation accounting because the underlying ordinary shares are not publicly traded nor are they readily convertible into cash.

Beneficial conversion features exist when the conversion price of the redeemable convertible preferred shares is lower than the fair value of the ordinary share at the commitment date. Since the redeemable convertible preferred shares are convertible from inception but contains conversion terms that change upon the occurrence of a future event, the contingent beneficial conversion feature is measured at the commitment date but not recognized until the contingency is resolved. The Group determined the estimated fair values of the ordinary and preferred shares with the assistance from an independent appraisal firm.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

13. ORDINARY SHARES AND SHARE BASED COMPENSATION

The Group was incorporated in May 27, 2010 with 1 ordinary share and a par value of US$ 1. On October 15, 2010, the Group effected a 1 to 10,000 share split and increased the maximum number of authorized ordinary shares to 22,000,000 with a par value of US$ 0.0001. The Group also issued additional 9,990,000 ordinary shares to the shareholder at the aggregate purchase price of US$999 on October 15, 2010. As of December 31, 2016, 2015 and 2014, 10,000,000 ordinary shares were issued and outstanding.

In conjunction of the issuance of Series A Preferred shares, the Board of directors approved the 2010 Global Share Plan (the “Plan”), which provides for the issuance of up to an aggregate of 2,177,778 Ordinary Shares to employees, directors, and consultants of the Group. As of December 31, 2016, 2015 and 2014, 2,177,778 shares of option with exercise price of US$2.0833 per share were reserved to be granted to employees, directors and consultants were outstanding. Options granted were exercisable in whole or in part, in accordance with the terms of vesting schedule: 25% of the options shall vest on the Vesting Commencement Date, and 1/48 of the options shall vest each month thereafter over the next three years. The fair value for these options at the date of the grant was immaterial and thus no compensation expense relating to the grants were recorded given their immateriality.

On December 31, 2013, the founder and ultimate beneficial owner of the Group granted 3,500,000 shares of his own common shares of the Group to two key employees of the Group, which was a share-based compensation transaction by investor on behalf of the Group. Pursuant to ASC 323, Investments—Equity Method and Joint Ventures, the Group calculated the fair value of the granted common shares as of December 31, 2013, and recorded RMB 455,612 of additional paid-in capital and same amount of share-based compensation expense for the year ended December 31, 2013.

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

14.          TAXATION

(a)             Income taxes

British Virgin Islands

The Group is incorporated in the British Virgin Islands and conducts most of its business through its subsidiaries located in the PRC main land, Hong Kong, United States and Thailand. The Group is not subject to taxes in the British Virgin Islands.

PRC

On March 16, 2007, the National People’s Congress of PRC enacted the Enterprise Income Tax Law, under which Foreign Invested Enterprises (“FIEs”) and domestic companies would be subject to enterprise income tax (“EIT”) at a uniform rate of 25% and 15% for high-tech companies.

Effective from February 22, 2008, the dividends declared from profits earned after January 1, 2008 by a FIE to its immediate holding company outside PRC would be subject to withholding taxes at a rate of 10%. A favorable withholding tax rate will be applied if there is a tax treaty arrangement between the PRC and the jurisdiction of the foreign holding company. The Group’s subsidiaries in China are considered FIEs and are wholly owned by UiTV Media Inc (HK) Ltd incorporated in Hong Kong. According to the tax treaty between the PRC and Hong Kong, dividends payable to its Hong Kong parent from FIE in the PRC will be subject to a 5% withholding tax rate.

Other Countries

The maximum applicable income tax rates of other countries where the Group’s subsidiaries having significant operations in the year ended December 31, 2015 and 2014 were as follows:

	Year ended December 31, 2016 (unaudited)	Year ended December 31, 2015	Year ended December 31, 2014
Hong Kong	16.5%	16.5%	16.5%
United States	43.84%	43.84%	43.84%
Thailand	20%	20%	20%

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

14.           TAXATION (CONTINUED)

(a)             Income taxes (continued)

Losses before income tax expense of the Group consisted of:

	Year ended December 31, 2016 (unaudited)	Year ended December 31, 2015	Year ended December 31, 2014
PRC	(17,145,154)	(27,566,672)	(35,639,012)
Hong Kong	(1,154,160)	(16,995,568)	(11,837,293)
United States	689,179	(1,757,622)	(6,046,262)
British Virgin Islands	(10,364,709)	(16,897,184)	(15,814,212)
Thailand	3,057,481	(22,926,295)	(25,777,296)
	(24,917,364)	(86,143,341)	(95,114,075)

As there were no taxable income generated in 2015 and 2014, no current income tax expenses were recorded. For the year of 2016, there was income tax expense of RMB 38,879 (unaudited) in one subsidiary company in Hong Kong.

Reconciliations of the income tax computed by applying the Thailand statutory income tax rate of 20% to income tax expense were as follows:

	Year ended December 31, 2016 (unaudited)	Year ended December 31, 2015	Year ended December 31, 2014

Loss before income taxes	(24,917,363)	(86,143,341)	(95,114,075)
Income tax expense computed at Thailand statutory income tax rate of 20%	(4,983,473)	(17,228,668)	(19,022,815)
Foreign tax rates differential	897,653	(1,703,813)	(1,141,613)
Non-deductible expenses	625,599	759,915	1,495,381
Tax losses not recognized	3,499,100	18,172,566	18,669,047
Income tax expense	38,879	—	—

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

14.           TAXATION (CONTINUED)

(a)             Income taxes (continued)

The Thailand statutory income tax rate was used because the majority of the Group’s revenues were generated in Thailand.

(b)             Deferred tax

Deferred tax assets balances as of December 31, 2016 and 2015 were RMB 32,165,951  (unaudited) and RMB 51,995,746, respectively, which are derived from losses carried forward. Full valuation allowances were provided as the Group is of the opinion there is no future taxable profit to offset the tax losses.

The Group has tax losses arising in Mainland China of RMB 132,748,347 (unaudited) that will expire in one to five years for deduction against future taxable profit.

Loss expiring in 2017	32,452,674
Loss expiring in 2018	36,068,878
Loss expiring in 2019	31,187,324
Loss expiring in 2020	22,555,987
Loss expiring in 2021	10,483,484
132,748,347

The Group has tax losses arising in Thailand of RMB 61,268,493 (unaudited) that will expire in one to five years for deduction against future taxable profit.

Loss expiring in 2017	—
Loss expiring in 2018	16,807,044
Loss expiring in 2019	22,059,970
Loss expiring in 2020	22,401,479
Loss expiring in 2021	—
61,268,493

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

15.          RELATED PARTY BALANCES AND TRANSACTIONS

The principal related parties with which the Group had transactions during the years presented are as follows:

Name of Related Parties	Relationship with the Group
UTStarcom Hong Kong Investment Holding Ltd., (“UTStarcom HK”)	A subsidiary of one shareholder of the Group
Grand Pacific Link Limited	Non-controlling shareholder
Founders and management team including:	Founders and management of the Group
Fan Changqing	Founders and management of the Group
James Meyers	Founders and management of the Group
Lin Song	Founders and management of the Group
Lu Hongliang	Founders and management of the Group
Lu Wei	Founders and management of the Group
Shang Lili	Founders and management of the Group
Zhou Zongwen	Founders and management of the Group

The Group had the following significant related party transactions and balances during the years presented:

	December 31, 2016 (unaudited)	December 31, 2015	December 31, 2014

Other payables
Grand Pacific Link Limited	8,454,479	6,182,978	4,503,194

Convertible bonds (both current and non-current portion)
UTStarcom HK	306,699,169	269,181,337	241,091,311

Long-term loan (both current and non-current portion)
Founders and management team	15,210,540	13,456,184	13,962,917
UTStarcom HK	15,625,575	14,608,350	6,702,197
	30,836,115	28,064,534	20,665,114

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

15.          RELATED PARTY BALANCES AND TRANSACTIONS (CONITNUED)

	December 31, 2016 (unaudited)	December 31, 2015	December 31, 2014

Accrued interest for loan
Founders and management team	6,008,725	8,208,029	3,229,012
UTStarcom HK	6,670,483	6,907,474	1,881,989
	12,679,208	15,115,503	5,111,001

The Group had the following significant related party transactions and balances during the year presented:

	Year ended December 31, 2016 (unaudited)	Year ended December 31, 2015	Year ended December 31, 2014
Payment on behalf of the Group by Grand Pacific Link Limited	2,271,501	1,679,784	4,503,194

Long term loan borrowed from (repaid to)
Founders and management team	1,754,356	(1,163,999)	13,962,917
UTStarcom HK	1,017,225	6,824,441	6,702,197
	2,771,581	5,660,442	20,665,114

Interest accrued for loan
Founders and management team	(2,199,304)	4,238,466	3,229,012
UTStarcom HK	-236,991	5,264,829	1,881,989
	-2,436,295	9,503,295	5,111,001

Interest accrued for convertible bonds
UTStarcom HK	37,517,832	16,397,469	14,439,258

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

16.          COMMITMENT AND CONTINGENCIES

(a) Operating lease commitments

The Group leases certain office premises and buildings under non-cancellable operating leases. Rental expenses under these leases for the year ended December 31, 2016, 2015 and 2014 were RMB 2,892,844 (unaudited), RMB 2,806,263 and RMB 3,306,898 respectively.

As of December 31, 2016, 2015 and 2014, the Group had remaining outstanding commitments in respect to its non-cancellable operating leases as follows:

	December 31, 2016 (unaudited)	December 31, 2015	December 31, 2014

Within one year	2,370,026	2,491,773	1,704,382
2 to 4 years	3,777,750	1,360,233	26,250
	6,147,776	3,852,006	1,730,632

(b) Contingencies

The Group received a complaint in June 2013 and an amended complaint in September 2013, from a former employee who claimed that the Group owed him approximately US$ 900,000 in damages. In April, 2014, the court granted the Group’s motion to dismiss the claims. The former employee filed the second amended complaint in May 2014, seeking compensatory damages of not less than US$ 1,529,329, prejudgment interest, punitive damages, and legal costs. In January 2015, the court granted the Group’s motion to dismiss the claim for punitive damages. For the remaining claims, the Group is in the midst of discovery and has exchanged a number of documents with the former employee’s counsel. At this time, the Group is unable to estimate a range of reasonably possible loss, if any, relating to this litigation.

In May 2015, Beijing Great Gold Culture Media Co., Ltd. (“Great Gold”) filed a lawsuit in the Haidian People’s Court in Beijing against UiTV alleging UiTV infringing copyright of 32 movies by offering online video service of these movies in 2009. Great Gold demanded UiTV to compensate its loss of RMB 960,000 for the infringement action mentioned above. On June 9, 2015, Great Gold and UiTV exchanged the evidence in court. On October 12, 2015, the Group agreed to pay RMB 650,000 to settle this litigation. As of the end of 2016, the claim was settled

iTV MEDIA INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts expressed in Renminbi (“RMB”), unless otherwise stated

17.          SUBSEQUENT EVENTS

In conjunction with the preparation of these financial statements, an evaluation of subsequent events was performed through November 13, 2017, which is the date the financial statements were issued.

The plaintiff, Golden Town Film Co., Ltd, filed a case on January 22, 2016 against TOT Public Co., Ltd. (a subscriber), its directors and Me Television Co., Ltd (a subsidiary of the Group) and its directors for copyright infringement on the series entitled “Wind and Cloud” and “Wind and Cloud 2” which was broadcast on www.Totiptv.com. The remedy sought by the plaintiff other than monetary or other damages is the criminal sentence under the Intellectual Property Act for imprisonment of 6 months to 4 years or a fine from 100,000 THB to 800,000 THB, or both, and the Penal Code for concurrence of offence. Management intends a vigorous legal defence in this litigation. Management, based on consultations with legal counsel, is not currently able to determine the likelihood of an unfavourable outcome. An open court trial will be held in December 2017.